(Logo)

                            QUESTAR CORPORATION
                        180 East First South Street
                              P. O. Box 11150
                        Salt Lake City, Utah 84147



                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To be Held on May 17, 1994



     The Annual Meeting of Stockholders of Questar Corporation, a Utah corporation (the "Company"), will be held at the office of the Company, 180 East First South Street, Salt Lake City, Utah, on Tuesday, May 17, 1994, at 10:00 a.m., local time, for the following purposes:

     1. To elect four directors to hold office for three years; and

     2. To transact such other business as may properly come before the meeting.

     Stockholders of record as of March 21, 1994, are entitled to receive notice of and to vote at the Annual Meeting.

                               By Order of the
                               Board of Directors


                               /s/ Connie C. Holbrook
                               Connie C. Holbrook
                               Vice President and Secretary

Salt Lake City, Utah
April 4, 1994



                          YOUR VOTE IS IMPORTANT.

     It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return the proxy in the enclosed envelope (which requires no postage if mailed within the United States). Your proxy may be revoked by you at any time before it has been voted.

                             QUESTAR CORPORATION
                              PROXY STATEMENT

                               May 17, 1994

     This Proxy Statement is being furnished to stockholders of Questar Corporation, a Utah corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 17, 1994, at 10:00 a.m., local time, and any adjournment or adjournments of such meeting. At the Annual Meeting, holders of common stock will elect four directors of the Company, each for a three-year term.

                        Record Date; Vote Required

     Only stockholders of record at the close of business on March 21, 1994, will be entitled to notice of and to vote at the Annual Meeting. At such date, 40,242,195 shares of common stock were outstanding. Each share of common stock will be entitled to one vote on each matter coming before the meeting. In order to elect the four directors, the affirmative vote of the holders of a plurality of the shares of common stock present and entitled to vote at the Annual Meeting, provided a quorum is present, is required. The Company's Bylaws provide that votes "withheld" from director nominees will not be counted for purposes of determining whether such individuals receive a plurality of votes. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted for some but not all matters (broker nonvotes) will be considered to be voted only as to those matters actually voted.

                         Proxies and Solicitation

     Shares of common stock represented by properly executed proxies received at or prior to the Annual Meeting will be voted in accordance with specified instructions. If no instructions are indicated, proxies representing shares of common stock will be voted for the Board of Directors' nominees for director. Execution of a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a later-dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute revocation of a proxy.

     This solicitation is made on behalf of the Board of Directors, and all expenses of this solicitation will be paid by the Company. In addition to solicitation of proxies by use of mail, the directors, officers, and regular employees of the Company may solicit proxies personally or by telephone or telegraph. Such persons will receive no additional compensation for such services. The Company has requested that brokerage houses, and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of shares of common stock held of record by such persons. The Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection with such request.


                           ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide for a board of 13 directors, divided into three classes, approximately equal in number, elected to serve three-year terms.


     The Board of Directors of the Company has selected U. Edwin Garrison, W. Whitley Hawkins, Robert E. Kadlec, and Harris H. Simmons as the nominees for whom shares of common stock represented by the enclosed proxy will be voted, unless otherwise specified on the proxy. All of the nominees currently serve as directors of the Company.

     The Board of Directors has no reason to believe that any nominee will be unwilling or unable to serve as a director. However, in the event that any nominee is unwilling or unable to serve as a director, the proxy holders named in the enclosed proxy may vote, in their discretion, for any other person. The directors elected at the Annual Meeting will serve three-year terms.

     Information concerning the nominees for election as directors and the current directors of the Company whose terms will continue after the Annual Meeting is set forth below.
Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the Proxy Statement.

                                 Nominees

[Picture]            Mr. U. Edwin Garrison is Chairman of Thiokol
                 Corporation, a position he has held since July of 1991. He also served as Chief Executive Officer of Thiokol from July of 1991 to July of 1993, as President of Thiokol from July of 1989 to July of 1992, and as Corporate Group Vice President of Morton Thiokol prior to July of 1989. Mr. Garrison, age 66, has served as a director of the Company since 1991 and is also a director of Thiokol Corporation and First Security Corporation. He is the beneficial owner of 7,855 shares of the Company's common stock.

[Picture]            Mr. W. Whitley Hawkins is the owner of a
                 consulting firm, Hawkins Bricker International, that owns Pride Products, Inc., a manufacturer of chemical coating products. He was formerly President and Chief Operating Officer of Delta Air Lines from May of 1991 to March of 1993. He also served Delta Air Lines as Executive Vice President, Marketing and Stations, August 1990 to May 1991; and as Senior Vice President, Marketing, May 1985 to August 1990. Mr. Hawkins, age 62, has served as a director of the Company since 1991 and also serves as an advisory director of Delta Air Lines, as a director of Trust Company Bank and Trust Company of Georgia and Fleet Mortgage Group, Inc. He is the beneficial owner of 3,720 shares of the Company's common stock.

[Picture]            Mr. Robert E. Kadlec is President and Chief
                 Executive Officer of BC Gas Inc. (Vancouver,
                 British Columbia). Mr. Kadlec, age 60, has been a director of the Company since 1987 and is also a director of BC Gas Inc., Trans Mountain Pipe Line Company Ltd., Bank of Montreal, and British Pacific Properties Ltd. He is the beneficial owner of 14,450 shares of the Company's common stock.

[Picture]            Mr. Harris H. Simmons has been the President
                 and Chief Executive Officer of Zions First
                 National Bank and Zions Bancorporation since May of 1990. He has served as President of Zions Bancorporation since April of 1986 and is also a director of Zions Bancorporation. He is the son of Roy W. Simmons, a senior director of the Company who was a director of the Company from 1968 to 1992. Mr. Simmons, age 39, has served as a director since November 1, 1992, when he was appointed to fill a vacancy. He is the beneficial owner of 800 shares of the Company's common stock.

            Continuing Directors (Present Term Expires in 1995)

[Picture]            Mr. R. D. Cash has served as the Company's
                 President and Chief Executive Officer since May of 1984 and as the Company's Chairman of the Board since May of 1985. Mr. Cash, age 51, has been a director of the Company since 1977 and also serves as a director of Zions First National Bank and Zions Bancorporation and as a trustee of Southern Utah University. He is the beneficial holder of 162,576 shares of the Company's common stock.

[Picture]            Mr. James A. Harmon is Chairman and Chief
                 Executive Officer of Wertheim Schroder & Co.
                 Incorporated (investment bankers). Mr. Harmon, age 58, has been a director of the Company since 1976 and also serves as a director of Schroder plc, The Rank Organization, the United Way of New York City, the New York City Partnership (principal vehicle for private sector activities to improve New York City's economic and social health), and as a trustee of Brown University. He is the beneficial holder of 24,864 shares of the Company's common stock.

[Picture]            Mr. William N. Jones is Chairman of the
                 Board, Lite Touch, Inc. (residential lighting systems). He is also serving as President of a regional missionary training center in Mexico City, Mexico for the Church of Jesus Christ of Latter-day Saints. Mr. Jones, age 67, has been a director of the Company since 1981. He is a trustee (on leave) of Intermountain Health Care, Inc. He is the beneficial holder of 8,718 shares of the Company's common stock.

[Picture]            Mr. Neal A. Maxwell is a member of the
                 Council of the Twelve for the Church of Jesus Christ of Latter-day Saints. Mr. Maxwell, age 67, has been a director of the Company since 1968 and also serves as a director of Deseret News Publishing Company and as a trustee of Brigham Young University. He is the beneficial holder of 12,448 shares of the Company's common stock.

[Picture]            Mr. Gary G. Michael is Chairman and Chief
                 Executive Officer of Albertson's, Inc. and has served in this position since February 1, 1991. He served as Vice Chairman of the Board and as Chief Financial and Corporate Development Officer of Albertson's from 1984 to January 31, 1992. Mr. Michael, age 53, was appointed to serve as a director of the Company effective February 1, 1994 to fill a vacancy on the Board. He is a director of Albertson's and a member of the Board of Directors of the Federal Reserve Bank of San Francisco. Mr. Michael is the beneficial holder of 500 shares of the Company's common stock.

            Continuing Directors (Present Term Expires in 1996)

[Picture]            Mr. Robert H. Bischoff served as Chairman of
                 the Board, Key Bank of Utah until December 31, 1993. He is age 72 and has served as a director of the Company since 1982 and is also a director of Deseret News Publishing Company and Town & Country Life Insurance Company and a trustee of Intermountain Health Care, Inc. (through April
                 1994). Mr. Bischoff has reached the mandatory retirement age and is obligated to resign from his position prior to the Annual Meeting. It is anticipated that he will be appointed to serve as a senior, non-voting director of the Company. Mr. Bischoff is the beneficial holder of 12,056 shares of the Company's common stock.

[Picture]            Mr. Dixie L. Leavitt is the founder and
                 Chairman of the Board, Leavitt Group Agency
                 Association (a group of approximately 42 separate insurance agencies located in four western states). Mr. Leavitt, age 64, is also President and Chairman of entities engaged in dairy, cattle, agriculture, and real estate operations in Utah and southern Nevada. He has been a director of the Company since 1987 and also serves as a director of Zions First National Bank. Mr. Leavitt is the beneficial holder of 14,887 shares of the Company's common stock.

[Picture]            Mrs. Mary Mead is a rancher in Jackson,
                 Wyoming. Mrs. Mead, age 58, has served as a director of the Company since 1990 and also serves as a director of Jackson State Bank. She is the beneficial holder of 9,300 shares of the Company's common stock.

[Picture]            Mr. D. N. Rose is President and Chief
                 Executive Officer of Mountain Fuel Supply
                 Company (a subsidiary of the Company engaged in retail natural gas distribution). He has served in this position and as a director of the Company since 1984. Mr. Rose, age 49, is also a trustee of Westminster College and a director of Key Bank of Utah. He is the beneficial holder of 47,493 shares of the Company's common stock.

               INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Committees

     The Board of Directors is responsible for the Company's overall affairs. To assist with this responsibility, the Board has established several committees.

     The Board of Directors has an Executive Committee that is vested with the authority to act as the Board of Directors in managing the affairs of the Company. James A. Harmon serves as the Chairman of this Committee; other members include Robert H. Bischoff, R. D. Cash, William N. Jones, and Neal A. Maxwell. The Executive Committee did not hold any meetings during 1993.

     The Finance and Audit Committee of the Board of Directors is currently chaired by Neal A. Maxwell. Other members of this Committee include Robert H. Bischoff, U. Edwin Garrison, James A. Harmon, William N. Jones, Mary Mead, and Harris H. Simmons. During fiscal year 1993, the Finance and Audit Committee held three meetings, at which time the members reviewed financial statements, conferred with the Company's internal auditors and representatives of the external auditors concerning their respective examinations of the Company, recommended the retention of Ernst & Young after a formal selection procedure, and reviewed reports prepared for the Board of Directors.

     The Company's Board of Directors also has a Management Performance Committee with Robert E. Kadlec serving as the current Chairman. Other members of this Committee include Robert
H. Bischoff, U. Edwin Garrison, James A. Harmon, W. Whitley Hawkins, and Dixie L. Leavitt. During 1993, the Committee held three meetings. The Committee reviews the salary and compensation arrangements paid the Company's officers and makes recommendations to the Board of Directors concerning such arrangements, administers the Stock Option Plan and the Long-Term Stock Incentive Plan, and makes recommendations about the employees chosen to participate in the Annual Management Incentive Plans adopted by the Company and its major operating subsidiaries and about the performance objectives and awards made under such plans. (This Committee functions as the "Compensation Committee.") A report from this Committee concerning executive compensation is set forth later in this document.

     The Company has a Nominating Committee consisting of R. D. Cash (Chairman), Robert H. Bischoff, Robert E. Kadlec, and Dixie
L. Leavitt. This Committee was organized to select individuals for nomination as directors. The Nominating Committee held one meeting in 1993. Although the Nominating Committee will consider responsible recommendations by stockholders concerning nominees, it has not established any formal procedures for considering nominees recommended by stockholders. The Company's Bylaws do specify procedures to follow if shareholders want to nominate candidates for election as directors at an annual meeting.

Attendance at Board and Committee Meetings

     The Company's Board of Directors held four regular meetings and one special meeting during 1993; Board Committees held a total of seven meetings. With the exception of Mr. Harmon, all of the directors attended at least 75 percent of the aggregate of the meetings of the Board and of the meetings of the Committees on which they serve. Mr. Harmon attended 8 of 11 or 73 percent of Board and Committee meetings. He missed three meetings as a result of prior business and political commitments. The overall attendance at Board and Committee meetings was 94 percent.

Directors' Compensation

     Messrs. Cash and Rose do not receive any remuneration for service as directors of the Company. They do, however, receive fees for service as directors of the Company's affiliates. All other directors are paid an annual fee of $10,800, payable in 12 monthly installments. They also receive fees of $700 for each Board meeting attended. With the exception of Mr. Cash, the Chairman of each Board Committee receives a fee of $600 for meetings of the Committee chaired by him. Other directors receive a fee of $500 for each Committee meeting attended.

     The Company and its major affiliated companies each have a Deferred Compensation Plan for Directors, under which directors can elect to defer all or any portion of the fees received for service as directors until their retirement from such service and can choose to have the deferred amounts earn interest as if invested in long-term certificates of deposit or be accounted for with "phantom shares" of the Company's common stock. (The term phantom stock refers to accounting entries that parallel the value of the Company's common stock. Directors choosing the phantom stock option are credited with the same number of shares and fractional shares that could have been purchased using the closing price of the Company's common stock on the date such fees would have been payable. The account balances are also credited with "shares" purchased with reinvested "dividends." Upon retirement, directors receive the cash equivalent of these phantom shares.) During 1993, several directors of the Company and its affiliates chose to defer receipt of the compensation earned by them for their service.

     The directors, other than Messrs. Cash and Rose, are also eligible to participate in the Stock Option Plan for Directors (Directors' Plan), which was approved by the Company's stockholders in May of 1987 and amended with shareholder approval effective March 1, 1991. Under the terms of this nondiscretionary plan, nonemployee voting directors receive nonqualified stock options at the first regular meeting of the Board of Directors held each year to purchase shares of the Company's common stock using the closing price of such stock on the date of grant as the exercise price. The number of shares covered by the options granted to directors is specified in the plan. Optionees, under the terms of the Directors' Plan, can use cash or other shares of the Company's common stock (valued at the closing price of such stock on the exercise date) as consideration.

     On February 8, 1994, 11 nonemployee voting directors of the Company received nonqualified stock options to purchase a total of 32,600 shares of the Company's common stock at an exercise price of $31.50 per share. Each eligible director, with the exception of Messrs. Harmon, Kadlec, and Maxwell, received a nonqualified stock option to purchase 2,800 shares. Messrs. Harmon, Kadlec, and Maxwell each received options to purchase 3,400 shares reflecting their added responsibilities as Chairmen of Board Committees. (These options will not begin to vest until August 8, 1994; consequently, the shares covered by the options are not included in the shares reported for the directors.)

     The Company has entered into individual indemnification agreements with all directors, including Messrs. Cash and Rose, indemnifying them as directors. The form of these agreements was approved by the Company's stockholders at the 1988 Annual
Meeting.

Directors' Retirement Policy

     In May of 1992, the Board of Directors adopted a new retirement policy that permits an outside director to continue serving in such position until the annual meeting following his 72nd birthday if he is actively engaged in business, financial, and community affairs. With the exception of the Company's Chief Executive Officer, any inside director is expected to resign as a director on or before the date of his retirement as an employee. The former Chief Executive Officer may serve out the remainder of his term once he retires as an active employee.

Certain Relationships and Related Transactions

     Mr. Bischoff serves as a member and Mr. Jones is on leave as a member of the Board of Trustees of Intermountain Health Care, Inc. (IHC), a nonprofit corporation that provides health care services in the Company's areas of operation. The Company offers two health maintenance organizations and a preferred provider organization through IHC as options available to employees under the Company's health plan. In 1993, the Company and its subsidiaries paid IHC a total sum of $329,541 in administrative fees.

     Mr. Kadlec is the President and Chief Executive Officer of BC Gas Inc. The Company and BC Gas, through subsidiaries, are each one-third owners of FuelMaker Corporation, a Canadian corporation that manufacturers and markets small natural gas compressors for use with natural gas vehicles. BC Gas also has several gas supply contracts with Universal Resources Corporation (a subsidiary of the Company) to purchase gas during portions of the 1993-94 winter heating season and also has a long-term contract with Questar Pipeline Company (another subsidiary of the Company) for storage service.

Compensation Committee Interlocks and Insider Participation

     Mr. Cash serves as a director of Zions Bancorporation and Zions First National Bank. He served as a member of Zions' Executive Compensation Committee until June of 1993. Mr. Simmons is an executive officer of Zions Bancorporation. He does not serve as a member of the Company's Management Performance Committee.

     Mr. Harmon is Chairman and Chief Executive Officer of Wertheim Schroder & Co. Incorporated, an investment banking firm that has served the Company and its affiliates as an underwriter and agent in the past and is expected to serve the Company in such capacities in the future. He is a member of the Management Performance Committee. Other members of the Management Performance Committee include Messrs. Bischoff, Garrison, Hawkins, Kadlec, and Leavitt.

                          EXECUTIVE COMPENSATION

     The following Summary Compensation Table lists annual and long-term compensation earned by Mr. Cash and the other four most highly compensated officers during 1991, 1992, and 1993.

                        Summary Compensation Table

                                Annual                Long-Term
                                Compensation          Compensation
                                                      Restricted
                                Base                  Stock                  All Other
Name and Principal              Salary     Bonus      Awards       Options   Compensation
Position                  Year   ($)        ($)1       ($)2          (#)      ($)3

R. D. Cash                 1993   363,533   172,947    89,271       30,000   43,099
Chairman, President and    1992   347,900   156,191    83,478       30,000   38,493
Chief Executive Officer    1991   331,300   129,527       -         18,000   33,670

D. N. Rose                 1993   200,417    68,048    38,525       19,000   18,786
President and Chief        1992   190,833    56,279    31,358       19,000   17,002
Executive Officer          1991   180,700    56,440       -         12,000   14,955
Mountain Fuel Supply
Company

C. M. Heiner               1993   199,833    74,318    40,604       19,000   18,983
Senior Vice President      1992   190,417    57,886    31,560       17,000   16,786
                           1991   180,700    52,779       -         12,000   14,607

A. J. Marushack            1993   191,217    61,182    31,847       19,000   18,164
President and Chief        1992   180,583    58,055    28,875       18,000   16,130
Executive Officer          1991   170,167    51,597       -         12,000   14,382
Questar Pipeline Company

G. L. Nordloh              1993   161,500    67,424    43,313       20,000   18,065
President and Chief        1992   158,500    63,444    49,203       19,000   14,994
Executive Officer          1991   152,367    39,721    12,756       12,000   11,387
Celsius Energy Company,
Universal Resources
Corporation and
Wexpro Company

     1 Amounts listed under this heading for 1993 include cash payments made in 1993 under the 1990 and 1991 Annual Management Incentive Plans (AMIPs), cash payments made in 1994 for the 1993 AMIPs and cash payments made in 1994 for the 1993 general employee compensation plans adopted by Celsius Energy Company/Universal Resources Corporation and Wexpro Company (E&P Plans). The amounts listed for earlier years include similar items.

     2 Amounts under this heading include the value (as of the grant date) of any shares of restricted stock used in 1993 and 1994, in lieu of cash, as partial payment of bonuses earned under the 1992 and 1993 AMIPs and the value of any shares of restricted stock granted in connection with the 1991, 1992, and 1993 E&P Plans. All shares of restricted stock vest in two annual equal installments with the first installment occurring on the first anniversary of the grant date. Dividends are paid on the restricted shares at the same rate dividends are paid on other outstanding shares of the Company's common stock. As of December 31, 1993, Messrs. Cash, Rose, Heiner, Marushack, and Nordloh owned 2,891, 1,086, 1,093, 1,000, and 2,029 shares of restricted stock, respectively.

     3 Amounts listed under this heading include employer matching and non-matching contributions to the Employee Stock Purchase Plan, matching "contributions" to the Deferred Share Plan, and directors' fees. The figures opposite Mr. Cash's name include $12,228 in contributions to the Employee Stock Purchase Plan for 1993, $10,499 for 1992, and $10,000 for 1991. They also include directors' fees amounting to $15,600 for 1993, $16,000 for 1992, and $13,500 for 1991 and matching contributions to the Deferred Share Plan of $15,271 for 1993, $11,994 for 1992, and $10,170 for 1991. The figures opposite Mr. Rose's name include $12,228 in contributions to the Employee Stock Purchase Plan for 1993, $10,499 for 1992, and $10,000 for 1991. They also include directors' fees amounting to $5,200 for 1993, $5,600 for 1992, and $4,600 for 1991 and matching contributions to the Deferred Share Plan of $1,358 for 1993, $903 for 1992 and $355 for 1991.
The figures opposite Mr. Heiner's name include $12,228 in contributions to the Employee Stock Purchase Plan for 1993, $10,499 for 1992, and $10,000 for 1991. They also include directors; fees of $5,200 for 1993, $5,200 for 1992, and $4,350 for 1991 and matching contributions to the Deferred Share Plan of $1,555 for 1993, $1,087 for 1992, and $257 for 1991. The figures opposite Mr. Marushack's name include $12,228 in contributions to the Employee Stock Purchase Plan for 1993, $10,499 for 1992, and $10,000 for 1991. They also include directors' fees of $5,200 for 1993, $5,200 for 1993, $5,200 for 1992, and $4,350 for 1991
and matching contributions to the Deferred Share Plan of $736 for 1993, $431 for 1992, and $32 for 1991. The figures opposite Mr. Nordloh's name include $11,845 in contributions to the Employee Stock Purchase Plan for 1993, $9,794 for 1992, and $8,537 for 1991. They also include directors' fees of $5,200 for 1993, $5,200 for 1992, and $2,850 for 1991 and matching contributions to the Deferred Share Plan of $1,020 for 1993.

     The following table lists information concerning the nonqualified stock options that were granted to Messrs. Cash, Rose, Heiner, Marushack, and Nordloh during 1993 under the
Company's Long-Term Stock Incentive Plan. No stock appreciation rights (SARs) were granted during 1993.


                   Option/SAR Grants in Last Fiscal Year

                             % of Total
                             Options Granted
                  Options    to Employees     Exercise or
                  Granted    in Last          Base Price   Expiration  Grant Date
Name               (#) 1     Fiscal Year        ($/Share)  Date        Value ($) 2

R. D. Cash         30,000     7.8              28.875       2/9/2003    125,700
D. N. Rose         19,000     4.9              28.875       2/9/2003     79,610
C. M. Heiner       19,000     4.9              28.875       2/9/2003     79,610
A. J. Marushack    19,000     4.9              28.875       2/9/2003     79,610
G. L. Nordloh      20,000     5.2              28.875       2/9/2003     83,800

     1 These nonqualified stock options vest in four annual, equal installments, with the first installment exercisable as of August 8, 1993. Participants can use cash or previously-owned shares as consideration for option shares. Participants can also elect to use newly-acquired shares to satisfy the minimum tax withholding obligation or previously-owned shares to satisfy either the minimum tax withholding obligation or maximum tax payment obligation. Options expire when a participant terminates his employment, unless termination is caused by an approved retirement, death, or disability. Options can be exercised for three months following a participant's approved retirement and 12 months following a participant's death or disability.

     2 When calculating the present value of options granted in 1993, the Company used the Black-Scholes option pricing model. The Company assumed a volatility of .179, a risk free interest rate of 6.26 percent, a dividend yield of 5.00 percent and assumed that the shares would be exercised evenly throughout the four-year vesting schedule. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period.

     The following table lists information concerning the nonqualified stock options that were exercised by Messrs. Cash, Rose, Heiner, Marushack, and Nordloh during 1993 and the total options and their value held by each at year-end 1993.


            Aggregated Option/SAR Exercises in Last Fiscal Year
                   and Fiscal Year-End Option/SAR Values


                 Shares                   Number of Unexercised       Value of Unexercised In-
                 Acquired or  Value       Options/SAR's at Year-End   the-Money Options/SARs
                 Exercised    Realized 1             (#) 2            at Year-End ($)
Name               (#)          ($)       Exercisable  Unexercisable  Exercisable  Unexercisable

R. D. Cash        30,883       552,630     16,873       37,500         156,301      293,438
D. N. Rose        28,853       412,551     12,700       23,750         125,925      185,844
C. M. Heiner      30,620       531,913          0       22,750               0      172,469
A. J. Marushack   12,000       165,750     25,750       23,250         323,719      179,156
G. L. Nordloh      9,818       126,724          0       24,500               0      188,938


     1 The "value" is calculated by subtracting the fair market value of the shares purchased on the date of exercise minus the option price. The value is equal to the amount of ordinary income recognized by each officer. The current value of the shares may be higher or lower than the aggregate value reported in the table.

     2 At year end 1993, there were no outstanding stock appreciation rights (SARs), which have not been granted since
February of 1989.

Retirement Plans

     The Company maintains a noncontributory retirement plan that is funded actuarially and does not involve specific contributions for any one individual. The following table lists the estimated annual benefits payable on a straight line annuity basis under the Company's Retirement Plan as of December 31, 1993, and, if necessary, the Company's Supplemental Executive Retirement Plan (the SERP). The benefits shown are based on earnings and years of service for an employee reaching normal retirement age of 65 in 1993 and do not include Social Security benefits. Benefits under the Retirement Plan are not reduced or offset by Social Security benefits.


                            Pension Plan Table

Highest Consecutive          Years of Service
Three-Year Average
Annual Compensation      15         20        25         30        35

 $125,000             $ 33,718   $ 44,957   $ 56,196  $ 59,321  $ 62,446
  150,000               40,843     54,457     68,071    71,821    75,571
  175,000               47,968     63,957     79,946    84,321    88,696
  200,000               55,093     73,457     91,821    96,821   101,821
  225,000               62,218     82,957    103,696   109,321   114,946
  250,000               69,343     92,457    115,571   121,821   128,071
  300,000               83,593    111,457    139,321   146,821   154,321
  400,000              112,093    149,457    186,821   196,821   206,821
  450,000              126,343    168,457    210,571   221,821   233,071
  500,000              140,593    187,457    234,321   246,821   259,321


     The Company's Retirement Plan has a "step rate/excess" benefit formula. The formula provides for a basic benefit that is calculated by multiplying the employee's final average earnings by a specified basic benefit factor and by subsequently multiplying such sum by the employee's years of service (to a maximum of 25). This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62. Employees also receive a supplemental benefit, under the Retirement Plan, calculated by multiplying the difference between the employee's final average earnings and his "covered compensation" by a supplemental factor that varies by age. (The term "covered compensation" refers to the 35-year average Social Security wage base tied to year of an employee's birth.) Employees who retire prior to age 62 also receive a temporary supplement that is tied to years of service until they are eligible to receive Social Security benefits at age 62.

     The "final average earnings" (the average annual earnings of the three highest paid consecutive years of service) for purposes of calculating retirement benefits for the executive officers named above is as follows: for Mr. Cash, $492,967; for Mr. Rose, $247,024; for Mr. Heiner, $249,205; for Mr. Marushack, $237,563;
and for Mr. Nordloh, $216,831. These executive officers all participate in the Company's Executive Incentive Retirement Plan (the EIRP), described below, and may receive supplemental monthly payments after retirement in accordance with such plan. The years of credited service for the individuals listed in the Summary Compensation Table are 18 years for Mr. Cash, 25 years for Mr. Rose, 23 years for Mr. Heiner, 36 years for Mr. Marushack, and 10 years for Mr. Nordloh.

     The Company and its affiliates adopted the EIRP for officers in 1979. Under this nonqualified plan, a participant will receive monthly payments upon retirement equal to 10 percent of the highest average monthly base salary paid to the officer during any period of 36 consecutive months of employment. The plan also provides for a family benefit in the event of an officer's death. Messrs. Cash, Rose, Heiner, and Marushack have satisfied the 15 years of service required and have a vested right to receive benefits. Mr. Nordloh has been nominated to participate in the plan, but has not satisfied the years of service requirement. Based on current compensation, the annual benefits payable to the named officers under this plan are as follows: Mr. Cash, $34,758; Mr. Rose, $19,065; Mr. Heiner, $19,032; and Mr. Marushack, $18,066.

     Any benefits payable under the SERP are offset against payments for the EIRP. Consequently, an officer would not receive any benefits from the SERP unless his benefit under the EIRP was less than the difference between what he could be paid under the Company's Retirement Plan at the date of his retirement and what he would have earned under such plan absent federal tax limitations. Given this relationship between the two nonqualified plans and the new annual compensation cap of $150,000 applicable to the Retirement Plan as of January 1, 1994, the amounts listed in the table above do not include benefits payable under the EIRP.

Executive Severance Compensation Plan

     The Company has an Executive Severance Compensation Plan that covers the Company's executive officers and all other officers of the Company and its affiliated companies. Under this plan, participants, following a change in control of the Company, are eligible to receive compensation equal to up to two years' salary and miscellaneous benefits upon a voluntary or involuntary termination of their employment, provided that they have continued working or have been agreeable to continue working for six months following a potential change in control of the Company. This plan was adopted in 1983 by Mountain Fuel, was assumed by the Company as of October 2, 1984, and was amended and restated effective January 1, 1986. The amended plan also contains a provision that limits compensation and benefits payable under the plan to amounts that can be deducted under
Section 280G of the Internal Revenue Code of 1986.

     The dollar amounts payable to the Company's executive officers (based on current salaries paid by the Company and its affiliates) in the event of a change in control of the Company are as follows: $760,000 to Mr. Cash; $422,000 to Mr. Rose; $421,000 to Mr. Heiner; $406,000 to Mr. Marushack; and $330,200
to Mr. Nordloh. The Company's executive officers would also receive certain supplemental retirement benefits, welfare plan benefits, and cash bonuses.

     Under the plan, a "change in control" is defined to include any change in control required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of 1934, as amended. A change in control is deemed to occur once any person becomes the beneficial owner, directly or indirectly, of securities representing 20 percent or more of the Company's outstanding shares of common stock.

                    CUMULATIVE TOTAL SHAREHOLDER RETURN

     The following graph compares the cumulative total return of the Company's common stock with the cumulative total returns of a peer group index of diversified natural gas companies prepared and published by Value Line, Inc., and of the S&P Composite-500 Stock Index.

[The graph has three lines connecting the points in the following table.]

             1988      1989      1990      1991      1992      1993
Questar       $100.00   $125.60   $125.18   $155.26   $199.39   $259.14
S&P 500       $100.00   $131.49   $127.32   $166.21   $179.30   $197.23
Peer Group    $100.00   $143.56   $119.80   $112.94   $133.94   $161.01

     1 Assumes $100 invested at the close of trading on December
31, 1988 in the Company's common stock, the index of peer companies, and the S&P 500 Index. Also assumes the dividends are reinvested.

     2 For 1993, the Company had a total return of 29.9 percent compared to a total return of 10.0 percent for the S&P 500 Index and a total return of 20.2 percent for the peer group index.

                COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Management Performance Committee (the "Committee") is a Committee of outside directors that is chaired by Robert E. Kadlec. Other members include Robert H. Bischoff, U. Edwin Garrison, James A. Harmon, W. Whitley Hawkins, and Dixie L. Leavitt. This Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company and its affiliates and serves as the administrator of the Company's Stock Option Plan and Long-Term Stock Incentive Plan. The Committee is also responsible for monitoring the Company's executive compensation programs to verify that they are aligned with the Company's business strategies and financial goals. The Company believes that such programs motivate the Company's officers to acquire and retain appropriate levels of stock ownership and are competitive with programs offered by the Company's peers. It is the Committee's opinion that the total compensation earned by the Company's officers in 1993 achieves these objectives and is fair and reasonable.

     Each year, the Committee reviews the performance of the Company on a consolidated basis and the performance of the Company's major lines of business and compares such performance to specified groups of peer companies. The Committee was pleased with the Company's exceptional performance in 1993. The Company exceeded the budget performance objectives for net income and return on equity that were approved by the Committee in February of 1993. The Company's operating and financial success was reflected in its stock price, which closed at $33.00 on December 31, 1993. As is shown on the performance graph, the Company achieved a total shareholder return of 29.9 percent in 1993.

     The Committee also assesses the individual performance of officers, particularly the performance of R. D. Cash and the Senior Vice Presidents (a group that includes W. F. Edwards, as the Company's Senior Vice President and Chief Financial Officer, in addition to the officers listed in the Summary Compensation Table). The Committee periodically directs outside consultants to perform an in-depth audit and analysis of the total compensation paid to the Company's officers. The most recent audit was reviewed in early 1992. Another audit will be conducted in late 1994. The Committee also reviews executive compensation surveys, including an annual survey on executive compensation sponsored by the American Gas Association (AGA) and several compensation surveys published by consulting firms.

     The data compiled by the AGA is segregated by type of participating companies (distribution, transmission, diversified, and combination) and by revenue size. The data is "blind"; individual companies participating in the survey are identified, but are not identified by reference to specific survey data. The survey data includes information on base salaries, incentive compensation, stock options, and perquisites. Mr. Cash's total compensation is compared with the compensation earned by his counterparts in integrated natural gas companies. Mr. Rose's compensation is compared with the compensation earned by his counterparts in local distribution companies, while Mr. Marushack's compensation is compared with the compensation earned by his counterparts in interstate pipeline companies. Mr. Heiner serves in a number of capacities with the Company, including the President and Chief Executive Officer of the Company's data processing affiliate. Consequently, it is difficult to obtain comparable survey information for him. The majority of Mr. Nordloh's base salary is frozen under a five-year special incentive program that will end with 1994. His total compensation is compared to the total compensation reported for his counterparts in independent exploration and production companies, which is obtained through a survey.

     The Company's total compensation program for officers includes base salaries, annual bonuses, and stock options. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. Each of these aspects of the total program is discussed in greater detail below.

Base Salaries

     Base salaries for the Company's officers, including those named in the Summary Compensation Table, are reviewed on an annual basis. Such salaries are generally pegged at or near the 50th percentile of survey data, particularly the data compiled by the AGA. Merit increases are generally based on merit compensation programs in place for the employees of the various business units. The merit increases awarded to Mr. Cash and other officers are based on an assessment of each officer's individual performance, years of experience, and comparison with survey data and were in line with, or below, the overall merit budget guidelines adopted for other employees.

     On March 1, 1993, Mr Cash received an overall merit increase of 4.2 percent (from $351,200 to $366,000) on his base salary after the Committee determined that Mr. Cash's base salary was below the 50th percentile of AGA survey data. The Board of Directors approved an overall merit increase of 3.8 percent for Mr. Cash effective March 1, 1994. This 1994 merit increase increased his annual base salary from $366,000 to $380,000, but his base salary remains below the 50th percentile.

Annual Bonuses

     All of the Company's officers, but particularly the five highest paid officers, have a significant portion of their total compensation at risk. The Company and its affiliates adopted an annual incentive compensation plan in 1982 and have consistently used the framework of this plan for the past ten years. The Committee reviews and approves minimum (85 percent), target (100 percent), and maximum (125 percent) performance levels for each specified performance objective. Factors are assigned to these performance objectives and the resulting factors are multiplied to obtain an overall factor which, in turn, is multiplied against the target bonus. A participant cannot earn more than 141 percent of his target bonus or 50 percent of his base salary. Annual bonuses are directly linked to the key financial and operating objectives for the major business units and for the Company on a consolidated basis.

     The Committee, at a meeting held in February of 1993, approved 1993 performance objectives for the Company and each major business unit. The performance results for the Company, on a consolidated basis, were specified net income and return on equity goals, which were equally weighted. The performance results for each major business unit included at least one financial goal, i.e., net income or net income and return on equity, and at least one operating efficiency goal. The performance objectives for Mountain Fuel Supply Company, in addition to net income and return on equity, included a customer service rating, a productivity standard (year end customers per average full-time employee) and a sales measurement (temperature adjusted non-gas revenues). The performance objectives for Questar Pipeline Company, in addition to net income and return on equity, included an operating efficiency standard of net revenue divided by net operating and maintenance costs. The performance objectives for the Company's exploration and production units included net income, return on equity, and five-year average finding costs.

     The Committee also approved target bonuses for each officer. As a general rule, the Committee compares target bonus information with survey data. Mr. Cash's target bonus for 1993 was set at 40 percent of his base salary; the 1993 target bonus for each of the remaining highest compensated officers was set at 30 percent of his base salary. A portion of Mr. Cash's target bonus was allocated to the performance of each major business unit. The target bonuses for Messrs. Rose, Marushack, and Nordloh were evenly split between the performance goals for their respective business units and consolidated performance. All of Mr. Heiner's target bonus was tied to consolidated results.

     In 1993, the Company, on a consolidated basis, exceeded the maximum performance objectives, i.e., an earnings for common figure of $80 million and a return on equity figure of 13.90 percent. Consequently, the Company's officers received a maximum payment on their target bonuses allocated to consolidated results. Mountain Fuel exceeded its target net income and return on equity goals, exceeded its maximum operating efficiency goal, achieved its minimum customer service rating percentage and achieved its target non-gas revenue number. The overall payout factor for Mountain Fuel was 1.26. Messrs. Cash and Rose earned bonuses equal to 126 percent of their target bonuses allocated to Mountain Fuel's 1993 performance objectives. Questar Pipeline exceeded its target net income goal and satisfied its minimum return on equity goal and operating efficiency goals. Messrs. Cash and Marushack earned a bonus equal to 92 percent of their target bonuses allocated to Questar Pipeline's 1993 performance objectives. Wexpro exceeded its target performance objectives for net income and return on equity. Messrs Cash and Nordloh earned bonuses equal to 131 percent of their target bonuses allocated to Wexpro's 1993 performance objectives. Finally, Celsius and Universal Resources exceeded their combined target net income goal and their combined minimum five-year average finding cost goal. Messrs. Cash and Nordloh earned bonuses equal to 109 percent of their target bonuses allocated to these objectives.

     Mr. Cash earned a bonus of $178,545 for the performance of the Company and its affiliates under the Company's 1993 Annual Management Incentive Plan, or 127 percent of his target bonus of $140,500. Of this amount, $89,274 was paid in cash; the remainder of the bonus was paid in 2,834 shares of the Company's restricted stock that will vest in equal annual installments in February of 1995 and February of 1996. (During the restricted period, Mr. Cash will receive dividends on these shares; the dividends will be treated as additional compensation.) He also earned two cash bonuses of $4,625 and $6,000 for his participation in two separate general employee compensation plans adopted by the Company's exploration and production affiliates in which Mr. Cash participates. He is eligible to receive up to 25 percent of his frozen salary ($48,500) if the Company's E&P affiliates achieve specified performance objectives. (The 1993 bonus figure listed for Mr. Cash in the Summary Compensation Table includes the cash bonus payments identified above as well as deferred bonus payments earned for performance in 1990 and 1991 that were paid in 1993. The value of the restricted shares granted to him in 1994 is listed under the restricted stock column.)

     All of the Company's officers listed on the table earned more than 100 percent of their target bonuses based on 1993 performance. The bonuses earned by the other named officers were also split in approximately equal amounts between cash and restricted shares of stock that will vest in two equal annual installments. (The 1993 bonus figures for these officers include the same type of information reported for Mr. Cash.)

     In February of 1994, the Committee approved annual performance objectives for the Company, on a consolidated basis, and each of its major business units. The Committee generally used the same categories for 1994 performance measurements as were used in 1993, but made some changes to align the categories of performance objectives between the bonus plans for officers and the bonus plans for employees. The 1994 performance objectives were set after the Committee reviewed actual results for 1993 and budget numbers for 1994.

     The Committee used net income and return on equity goals for the Company on a consolidated basis, but added another performance objective of controlling operating and maintenance costs. Mountain Fuel's 1994 performance categories include net income, return on equity, service rating, and customers per employee ratio. Questar Pipeline's 1994 operating efficiency category was changed to modified net operating income divided by employees. Its 1994 financial performance categories include net income and return on equity. Wexpro's 1994 performance categories are again net income and return on equity. The performance categories for the combined operations of Celsius and Universal Resources include a new financial category, return on equity, in addition to net income and five-year average finding cost.

     The Committee set Mr. Cash's 1994 target bonus at 40 percent of his base salary in effect at the time, or $146,400. A portion of his target bonus was again allocated to the performance of each major business unit. The 1994 target bonuses for Messrs. Rose, Heiner, Marushack, and Nordloh were set at 30 percent of each officer's base salary. Again, the target bonuses for Messrs. Rose, Marushack, and Nordloh were evenly allocated between the performance goals for their respective business units and consolidated performance, while Mr. Heiner's target bonus was completely allocated to consolidated results.

Stock Options

     Annual grants of stock options are awarded to the Company's officers and key employees as part of their "risk-based" compensation. The Committee considers the recommendations made by the Company's senior officers for participants other than Mr. Cash but independently determines Mr. Cash's stock option. As a general rule, the Committee uses the prior year's grant as the basis for determining each subsequent year's grant, but does increase the size of grants when participants are promoted to new positions or achieve noteworthy accomplishments. Mr. Nordloh, for example, has received larger option grants than the Company's other Senior Vice Presidents to recognize his role in the significant achievements of the Company's exploration and production operations and the impact of these successful operations on the Company's consolidated results and stock price. These grants are awarded pursuant to the terms of an omnibus Long-Term Stock Incentive Plan, which allows the Committee broad flexibility to use stock-based performance awards.

     The Committee historically has granted nonqualified stock options, but determined to use incentive stock options in 1994 because the differential between capital gains and ordinary income had increased and because the tax advantages associated with nonqualified stock options for the Company were minimized, as a result of the Company's inability to use all of its tax credits.

     Stock options, from the Committee's perspective, focus attention on managing the Company from a long-term investor's perspective and encourage officers to have a significant, personal investment in the Company through stock ownership.
Stock options awarded to officers and key employees become valuable only as the Company's performance is reflected in increased stock prices. Stock options constitute the Company's only long-term incentive compensation program. Officers are encouraged to retain their stock for long-term investment, rather than sell option shares after purchasing them.

     According to the Company's information, Mr. Cash, with 101,872 shares (excluding options, shares controlled for his son, and shares held by two nonprofit foundations for which Mr. Cash has voting power), is the largest individual shareholder of record. As a group, the Company's five highest paid officers actually own 264,259 shares of stock and have vested options to purchase 55,323 shares of stock.

     As the President and Chief Executive Officer, Mr. Cash has consistently received the largest stock option grant. Information concerning the stock options granted to Mr. Cash and the other four named officers in 1993 is included in the table labeled "Option/SAR Grants in Last Fiscal Year." The table labeled "Aggregated Option/SAR Exercises" provides information concerning the value realized by the individual members of the group when exercising stock options in 1993 and the year-end value of their remaining stock options.

     In February of 1994, Mr. Cash received a grant to purchase 30,000 shares of the Company's stock at a fair market price of $31.50 per share. The number of shares subject to Mr. Cash's 1994 option is equal to the number of shares subject to his 1992 and 1993 options. With the exception of Mr. Nordloh's stock option, which was increased from 20,000 to 22,000 shares, the 1994 options granted to the other named officers were equal to their 1993 stock options. The 1994 stock options vest in four equal installments with the first installment vesting as of August 8, 1994 and have a ten-year term.

     The Company's compensation program also includes qualified and nonqualified plans to provide retirement benefits. The Committee believes that officers should be kept "whole" with respect to qualified plans that contain restrictions that penalize them from the benefit of full participation. Consequently, the Company has two nonqualified plans, the Supplemental Executive Retirement Plan and the Deferred Share Plan, that provide benefits to the highest compensated employees "equal" to those lost as a result of restrictions in the Company's qualified plans -- the Retirement Plan and the Employee Investment Plan.

     During 1993, the Company's Board of Directors, acting upon a recommendation made by the Committee, adopted a Deferred Compensation Plan that permits all officers to defer the receipt of up to 50 percent of their annual compensation and to have such deferred compensation accounted for with phantom shares of the Company's common stock or at a rate equal to a 10-year Treasury note plus 100 basis points. This Plan was adopted to remain competitive with other employers of similar size and scope.

     The Committee supports the Company's historic philosophy that officers are not fundamentally different than employees but are paid more due to the nature of their responsibilities and the greater demands on their time. Consequently, the Committee supports the Company's traditional practice of limiting perquisites to officers. Company officers do not have first class travel privileges, cars, country club memberships, supplemental welfare benefit plans, executive dining room, or personal use of the Company's airplane.

                              Management Performance Committee
                              Robert E. Kadlec, Chairman
                              Robert H. Bischoff
                              U. Edwin Garrison
                              James A. Harmon
                              W. Whitley Hawkins
                              Dixie L. Leavitt


           SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the shares of stock beneficially owned by each of the directors, by each of the other named executive officers, and by all directors and executive officers as a group as of March 1, 1994.

                                             Percent of
Name                     Number of Shares   Outstanding Shares

Robert H. Bischoff 1       12,056                    2
R. D. Cash 3,4,5,6,7      162,576                 .40%
U. E. Garrison              7,855                    2
James A. Harmon 1,8        24,864                    2
W. Whitley Hawkins 1        3,720                    2
C. M. Heiner 4,6           45,520                 .11%
William N. Jones 8          8,718                    2
Robert E. Kadlec 1         14,450                    2
Dixie L. Leavitt 1,7       14,887                    2
A. J. Marushack 4,5,6,7    80,268                 .20%
Neal A. Maxwell 1,7        11,048                    2
Mary Mead                   9,300                    2
Gary G. Michael 1             500                    2
G. L. Nordloh 4,6,7        27,553                    2
D. N. Rose 4,5,6           47,493                 .12%
Harris H. Simmons 1           800                    2

All directors, senior
directors, and
executive officers
 (22 individuals) 9       668,831                1.66%

     1 Messrs. Bischoff, Harmon, Hawkins, Kadlec, Leavitt, Maxwell, and Simmons have vested nonqualified stock options granted under the terms of the Directors' Plan to purchase shares of common stock as follows: Mr. Bischoff, 5,200 shares; Mr. Harmon, 850 shares; Mr. Hawkins, 3,500 shares; Mr. Kadlec, 12,650 shares; Mr. Leavitt, 9,100 shares; Mr. Maxwell, 9,850 shares; and Mr. Simmons, 700 shares. Mr. Michael was granted an option to purchase 2,800 shares in February of 1994, but no portion of this option has vested. Mr. Bischoff will forfeit any options that he has not exercised as of the date of his retirement.

     2 Unless otherwise listed, the percentage of shares owned is less than .1%. The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

     3 Mr. Cash is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation and the Questar Corporation Arts Foundation, two nonprofit corporations that own an aggregate of 39,282 shares of the Company's common stock. As the Chairman, Mr. Cash has voting power for such shares, but disclaims any beneficial ownership of the shares.

     4 The Company's executive officers have shares held for their accounts in the Company's Employee Investment Plan. The number of shares opposite each of their names includes shares of stock through such plan as of December 31, 1993 as follows: Mr. Cash, 26,718 shares; Mr. Rose, 13,990 shares; Mr. Heiner, 17,855 shares; Mr. Marushack, 26,507 shares; and Mr. Nordloh, 6,163 shares.

     5 The Company's executive officers have options granted them under the terms of the Company's Stock Option Plan and Long-Term Stock Incentive Plan. The number of shares opposite each of their names includes the number of shares each has vested options to acquire within 60 days after March 1, 1994 as follows: Mr. Cash, 16,873 shares; Mr. Rose, 12,700 shares; and Mr. Marushack, 25,750 shares.

     6 The Company's executive officers acquired restricted shares of the Company's common stock in partial payment of bonuses earned under the 1992 and 1993 Annual Management Incentive Plans. Mr. Nordloh also acquired restricted shares of the Company's common stock under employee compensation plans adopted by Celsius Energy Company/Universal Resources Corporation and Wexpro Company. The number of shares opposite each of their names includes the following shares of restricted stock beneficially owned as of March 1, 1994: Mr. Cash, 4,279 shares; Mr. Rose, 1,766 shares; Mr. Heiner, 1,835 shares; Mr. Marushack, 1,511 shares; and Mr. Nordloh, 2,227 shares. The officers receive dividends on such shares and have voting powers for such shares, but cannot dispose of them until they vest.

     7 Of the total shares reported for Mr. Cash, 3,270 are owned jointly with his wife and 4,549 are controlled by him as custodian for his son. Messrs. Leavitt, Marushack, Maxwell, and Nordloh own their shares of record jointly with their respective wives.

     8 Mr. Harmon's wife owns 2,000 shares of common stock. Mr. Harmon disclaims any beneficial interest in these shares. Mr. Jones' wife owns 90 shares of the Company's common stock; Mr. Jones disclaims any beneficial interest in the shares owned by his wife.

     9 The total number of shares reported for this group includes vested options to purchase 165,594 shares of stock.


                   SECURITY OWNERSHIP, PRINCIPAL HOLDERS

     The following table sets forth information, as of December 31, 1993, with respect to each person known or believed by the Company to be the beneficial owner of five percent or more of its common stock:
                               Shares and
Name and                        Nature of
Address of                     Beneficial            Percent
Beneficial Owner                Ownership           of Class

First Security Bank of
Utah N.A.                       4,169,225             10.38
79 South Main Street            Trustee for
Salt Lake City, Utah 84111   Company Employee
                              Benefit Plans
                               and Bank 1

The Equitable Companies
Incorporated                    2,493,225 2            6.21
787 Seventh Avenue
New York, New York 10019


     1 Of this total, First Security beneficially owns 4,077,906 shares in its role as trustee of employee benefit plans sponsored by the Company or a subsidiary of the Company. Participating employees control the voting of 4,071,927 shares.

     2 On an initial Schedule 13G dated as of December 31, 1993, and filed on behalf of a group, The Equitable Companies
Incorporated reported sole voting power for 2,337,225 shares, shared voting power for 117,700 shares, and sole dispositive power for 2,493,225 shares.


                           INDEPENDENT AUDITORS

     The firm of Ernst & Young, independent auditors, has audited the accounts of the Company for a number of years, including 1993 and are expected to continue doing so. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and will be able to respond to questions.

                           STOCKHOLDER PROPOSALS

     The Company must receive proposals from stockholders on or before December 5, 1994, in order to have such proposals evaluated for inclusion in the proxy materials relating to the Company's 1995 Annual Meeting of Stockholders, which is scheduled to be held on May 16, 1995. Any proposal submitted for the proxy materials will be subject to the rules of the Securities and Exchange Commission concerning stockholder proposals.

                    ANNUAL REPORT AND FORM 10-K REPORT

     An annual report for the year ending December 31, 1993, containing financial and other information about the Company, has been recently mailed to all stockholders of record.

     The Company will send, without charge, a copy of its 1993 Annual Report on Form 10-K (excluding exhibits), as filed with the Securities and Exchange Commission, to any stockholder upon written request. Requests should be sent to Connie C. Holbrook, Vice President and Corporate Secretary, 180 East First South, Salt Lake City, Utah 84111.

                         SECTION 16(a) COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission, the Company's directors, certain officers, and persons that own more than 10 percent of the Company's stock, are required to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

     Based solely on its review of copies of such reports received or written representations for certain reporting persons, the Company believes that, with one exception, all filing requirements were satisfied. Mr. Neal A. Maxwell, a director of the Company, inadvertently made a late filing to report a sale of shares that occurred in August of 1993. His Form 4 was received by the Securities and Exchange Commission four days after it was due.

                               OTHER MATTERS

     The directors and officers of the Company know of no other matters that are likely to be brought before the meeting. If any other business requiring a vote of the stockholders should properly come before the meeting or any adjournment or adjournments thereof, the persons named in the enclosed proxy intend to vote in accordance with their best judgment.

     Pursuant to the Company's Bylaws, business must be properly brought before an annual meeting in order to be considered by stockholders. The Bylaws specify the procedure for stockholders to follow in order to bring business before an annual meeting. A stockholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company's Secretary. Such notice must be received not less than 50 days nor more than 90 days prior to the date of the meeting. The notice must set forth (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee; (3) the number of shares of the Company's stock owned by each nominee; (4) a description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

     The Company's Bylaws also require that any stockholder who is entitled to vote at the annual meeting and who wants to submit a proposal at such meeting without having it considered through the proxy materials, must deliver a written notice of the proposal, by certified mail, to the Company's Secretary. Such notice must be received not less than 50 days nor more than 90 days prior to the date of such meeting. The notice must set forth (1) a brief description of the proposal; (2) the stockholder's name, address, and stock ownership; and (3) any material interest of the stockholder in the proposal. A copy of the Company's Bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.


                              By Order of the
                              Board of Directors


                              /s/ Connie C. Holbrook
                              Connie C. Holbrook
                              Vice President and Secretary

                               FORM OF PROXY

                            QUESTAR CORPORATION
                           180 East First South
                              P.O. Box 11150
                        Salt Lake City, Utah 84147

               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       ANNUAL MEETING, MAY 17, 1994

     PROXY The undersigned stockholder of QUESTAR CORPORATION does hereby constitute and appoint R. D. CASH and JAMES A. HARMON, or either of them, the true and lawful attorney-in-fact and proxy with all the powers that the undersigned would possess, if personally present, to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held at its office, 180 East First South Street, Salt Lake City, Utah, on Tuesday, May 17, 1994, at 10:00 a.m., local time, and at any adjournments thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement, dated April 4, 1994, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any adjournments.

                                                 Dated:           , 1994




                                                (Signature)




                                                (Signature)

Please date and sign exactly as name appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title. If stock is held jointly, each joint owner should sign. If stock is owned by a corporation, please sign full corporate name by duly authorized officer.

                                                 (Please turn over)




     This proxy, when properly executed, will be voted in the manner directed by the stockholder. IF NO DIRECTION IS
GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES.

     1.  To elect four directors of the Company.

         Nominees:       U. Edwin Garrison, W. Whitley
                         Hawkins, Robert E. Kadlec, and
                         Harris H. Simmons

         (Mark only one)

             / /     VOTE FOR all nominees listed above,
                     except as marked to the contrary above
                     (if any). To withhold your vote for any individual nominee, strike a line through his name in the list above.

             / /     VOTE WITHHELD from all nominees.


              PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
               CARD PROMPTLY, USING THE ENCLOSED ENVELOPE


             / /     Please mark if your address has changed
                     and correct your address on the reverse
                     side.


Appendix

Photographs and graphic material contained in the proxy statement:

The section "ELECTION OF DIRECTORS" contains photographs of each of the nominees and continuing directors.

The section "CUMULATIVE TOTAL SHAREHOLDER RETURN" contains a performance graph that compares the cumulative total return of the Company's common stock with a peer group index of diversified natural gas companies and the S&P Composite-500 Stock Index. The points included in the graph have been presented in a table.